SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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CENVEO, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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EXPLANATORY NOTE

It has come to our attention that one sentence in our proxy statement for our 2014 annual meeting of stockholders contains an immaterial error, which in the interest of completeness we hereby correct. That sentence, under the heading “Compensation of Executive Officers – Tax Deductibility Policy”, states that all of the incentive compensation paid to our NEOs for 2013 qualifies as “performance-based compensation” and, thus, is fully deductible by the Company for federal income tax purposes. A portion of the incentive compensation paid to our NEOs for 2013 is not, in fact, deductible, as we have not yet asked our stockholders to re‐approve the incentive performance criteria under our 2007 Long-Term Equity Incentive Plan (the “2007 Plan”). This is the only correction we make to the proxy statement, which otherwise remains unchanged. The total amount of the non-deductible incentive compensation paid in 2013 for all NEOs collectively was an aggregate of approximately $1.5 million. However, the non-deductibility thereof is inconsequential as the Company did not have taxable income during 2013 and has substantial Net Operating Loss Carryforwards (exceeding $271 million at the end of 2012) that are available to offset future taxable income. In addition, the 2007 Plan continues to give our compensation committee the flexibility to grant stock options that would qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code, as well as other awards that would not.

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